Exhibit 10.2

AGREEMENT

This Agreement (the "Agreement") is made as of the _____ day of _____________, _____, between SEMCO ENERGY, INC., a Michigan corporation (hereinafter called the "Company") and ___________________________ (hereinafter called "Executive").

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the exclusive dedication of the Executive, notwithstanding the possibility, threat or occurrence of the Company's receiving or being the subject of any proposal or initiative which might result in a Change in Control (as defined in Section 1 hereof) and the Board believes it imperative that the Company and the Board be able to rely upon Executive to continue in his position, and that in such event they be able to receive and rely upon Executive's advice, if they request it, all to the best interests of the Company and its shareholders, without concern that Executive might be distracted or the Employee's advice might be affected by the personal uncertainties and risks created by such a proposal or initiative;

NOW, THEREFORE, in order to accomplish these objectives, the Board had caused the Company to enter into this Agreement, to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1.   Definitions.

   (i)   "Change in Control" shall mean the occurrence of any of the following events:

       (a)   a third "person", including a "group", becomes the "beneficial owner" (as these terms are defined in or for the purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date hereof) of a controlling portion of the Company's stock;

       (b)   the merger, reorganization, or consolidation or sale or other disposition of all or substantially all of the assets of the Company with or into any other corporation or entity or the merger or consolidation of any other corporation or entity into or with the Company unless: (i) in such merger, reorganization or consolidation those persons who are shareholders of the Company immediately prior to such merger or consolidation do not receive, as a result of such merger or consideration, more than 50% in voting power of the outstanding capital stock of the surviving corporation; (ii) no person (excluding any corporation resulting from such transaction beneficially owns, directly or indirectly, 30% or more of, the corporation resulting from such transaction or the combined voting power of the then outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the transactions, and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such transaction were members of the incumbent Board of Directors of the Company at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such transaction;

       (c)   any sale or transfer in a single transaction of more than 70% of the fair market value of the Company's assets or the sale of substantially all of the assets and business of the SEMCO Energy Gas Company Division of the Company (the Company's Michigan gas utility)

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       (d)   Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

       (e)   The Board determines in its sole and absolute discretion that there has been a change in control of the Company.

Provided, however, there shall be excluded from the definition of Change in Control any transaction in which the management of the Company by themselves or with other persons acquires more than 50% of the outstanding Common Stock ("Management Acquisition").

   (ii)   "Company" shall mean SEMCO Energy, Inc. and any successor (whether such succession is direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company.

   (iii)   "Good Reason," when used with reference to a voluntary termination by Executive of Executive's employment with the Company, shall mean:

       (a)   the assignment to Executive of any duties substantially inconsistent with, or the reduction of powers or functions associated with, Executive's positions, duties, responsibilities and status with the Company as they existed immediately prior to the Change in Control;

       (b)   a reduction by Company in Executive's base salary as in effect on the date hereof or as the same may be increased from time to time;

       (c)   a change in Executive's principal work location outside of the Farmington Hills/Port Huron, Michigan area, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to a Change in Control;

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       (d)   the failure by the Company to obtain an agreement to expressly assume this Agreement from any successor (whether such succession is direct or indirect by purchase, merger, consolidation, liquidation or otherwise) to substantially all of the business and/or assets of the Company or from a person or group (as these terms are defined in or for the purposes of Section 13(d) of the Exchange Act, as in effect on the date hereof) acquiring a controlling portion of the Company's stock; or

       (e)   any purported termination of Executive's employment by the Company during the Employment Period which is not effected pursuant to the requirements of this Agreement.

   (iv)   "Employment Period" shall mean the period commencing on the day a Change in Control takes place and continuing for two (2) years.

   (v)   "Disability" shall mean a physical or mental incapacity of Executive which entitles Executive to benefits under the long term disability plan applicable to Executive and maintained by the Company as in effect immediately prior to the Change in Control. However, if the Company has no such plan at that time, "Disability" shall mean any physical or mental condition that renders Executive unable to substantially perform Executive's duties with the Company for a period exceeding six (6) consecutive months or for a period exceeding four (4) months if a physician selected by the Company or its insurers, and reasonably satisfactory to Executive, specializing in the area of the disability in question determines in good faith that Executive will be permanently unable to substantially perform Executive's duties with the Company.

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   (vi)   "Cause," when used in connection with the termination of Executive's employment by the Company, shall mean (a) the willful and continued failure by Executive substantially to perform Executive's duties and obligations to the Company (other than any such failure resulting from Executive's Disability), (b) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, or (c) a conviction for or plea of nolo contendere to a felony under the laws of any state within the United States or of the United States. For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

   (vii)   "Without Cause," when used in connection with the termination of Executive's employment by the Company, shall mean any termination of employment of Executive by the Company which is not a termination of employment for Cause or for Disability.

   (viii)   "Termination Date" shall mean the effective date as provided herein of the termination of Executive's employment.

2.   Effectiveness and Application of this Agreement; Term of Agreement.

   (i)   This Agreement shall be effective as of the date hereof and continue unless there shall have been an intervening Change in Control until the next Board meeting after the date hereof, held concurrently with the annual shareholders meeting, of the Company on the third Tuesday in April of each year and shall renew ("Renewal Date") each year thereafter and until such time as the Executive is no longer an officer of the Company and unless either there shall have been either an intervening Change in Control or the Company shall have given notice to the Executive that the Agreement shall not be so extended. In the event a Change in Control shall have occurred during the initial or a subsequent annual period of effectiveness of this Agreement as provided in this subsection, the effectiveness shall thereupon be extended through the end of the resulting Employment Period. Provided, however, if a Change of Control occurs and if the Executive's employment with the Company is terminated within six months prior to the date on which a Change of Control occurs, then for all purposes of this Agreement, this Agreement shall be deemed effective on the date immediately prior to the date of such termination of employment.

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   (ii)   This Agreement shall apply with respect to any termination of employment of Executive which occurs after a Change in Control during the resulting Employment Period. Continuation of employment with a successor to the Company shall not alone constitute termination of Executive's employment.

   (iii)   This Agreement shall terminate automatically upon termination of employment of Executive by reason of Executive's death. This Agreement shall also terminate upon the expiration of each annual period contemplated by subsection (i) unless it has either been renewed as provided in such subsection or the Employment Period has commenced as a result of a Change in Control, in which case this Agreement will terminate upon the expiration of the Employment Period. Any such termination shall not affect obligations incurred prior to the date of termination, including any obligation to provide benefits under Section 5.

3.   Termination of Employment of Executive By the Company During the Employment Period.

   (i)   During the Employment Period, the Company shall have the right to terminate Executive's employment hereunder for Cause, for Disability or Without Cause upon compliance with the procedures hereinafter specified.

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   (ii)   Termination of Executive's employment for Disability shall become effective no sooner than thirty (30) days after a notice of intent to terminate Executive's employment, specifying Disability as the basis for such termination, is given to Executive by the Board or by a duly-authorized Committee of the Board.

   (iii)   Termination of Executive's employment for Cause shall not be deemed effective unless and until there shall have been delivered to Executive a copy of a notice of termination from the Chief Executive Officer or the Board of Directors of the Company, after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors Cause existed and specifying the particulars thereof in detail.

   (iv)   The Company shall have the absolute right to terminate Executive's employment Without Cause at any time by vote of a majority of the whole Board. Termination of Executive's employment Without Cause shall be effective five (5) business days after the date of the Company's giving to Executive a notice of termination, specifying that such termination is Without Cause.

   (v)   Upon a termination of Executive's employment because of death or for Cause or for Disability, Executive shall have no right to receive any compensation or benefits hereunder. Upon a termination of Executive's employment Without Cause, Executive shall be entitled to receive the benefits provided in Section 5 hereof.

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4.   Termination of Employment By Executive During Employment Period. During the Employment Period, Executive shall be entitled to terminate employment with the Company for any reason and, if such termination is for Good Reason, to receive the benefits provided in Section 5 hereof. Executive shall give the Company notice of voluntary termination of employment, which notice need specify only Executive's desire to terminate employment and, if such termination is for Good Reason, also set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason. Any notice by Executive pursuant to this Section shall be effective five (5) business days after the date it is given by Executive.

5.   Benefits Upon Termination in Certain Circumstances. Upon the termination of the employment of Executive by the Company Without Cause pursuant to Section 3(iv) or by Executive for Good Reason pursuant to Section 4 hereof, Executive shall be entitled to receive the following benefits:

   (i)   The Company shall pay to Executive, not later than the Termination Date, a lump sum cash amount equal to the sum of (a) the full base salary earned by Executive through the Termination Date and unpaid at the Termination Date, (b) the amount of any base salary attributable to vacation earned by Executive but not taken before the Termination Date, and (c) all other amounts earned by Executive and unpaid at the Termination Date including any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

   (ii)   The Company shall further pay to Executive a pro-rata amount of any bonus award earned by the Executive during the year of the Termination Date under the Company's Annual Incentive Plan.

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   (iii)   The Company shall pay to Executive a cash amount (hereinafter referred to as the "Severance Amount") equal to the product of (1) two and ninety-nine hundredths (2.99) and (2) the sum of (x) Executive's annual base salary and (y) Executive's Recent Average Bonus (defined as the average annualized bonus paid or payable to Executive under the Company's Short Term Incentive Plan with respect to the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs); reduced, but not below zero, by the sum of all payments, benefits or amounts other than the Severance Amount which otherwise constitute "parachute payments" within the meaning of Code § 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") if they were collectively in excess of the threshold provided in subsection (A)(ii) of such provision. It is the intention of the parties that no amount of any payment or the value of any benefit received or to be received by the Executive in connection with a Change in Control of the Company (including the Severance Amount to be paid pursuant to this subsection) shall constitute "parachute payments" within the meaning of Section 280(G)(b)(1) of the Code. To effect this intention, upon the occurrence of a termination with respect to which the Severance Amount and other benefits contemplated by this Section 5 shall be payable pursuant to this Agreement the following shall occur:

(A)   The Company's independent auditors shall make an initial determination of all amounts which would constitute compensation and a "parachute payment" for purposes of Code § 280G(b)(2) if the threshold of Code § 280G(b)(2)(A)(ii) were exceeded (including a determination of the value of any non-cash benefits, any deferred payment or benefit in accordance with the principles of sections 280G(d)(3) and (4) of the Code) and shall provide prompt written notice of such determination to the Company and the Executive together with a recommendation of whether and to what extent the Severance Amount should be reduced to effect the parties' intention. For purposes of the determinations to be made pursuant to this subsection (A),

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(I)   There shall be taken into account all amounts received or to be received whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, its successors, any person whose actions result in a Change in Control of the Company, an Affiliate (any corporation affiliated with the Company within the meaning of Section 1504 of the Code determined without regard to section 1504(b) of the Code or a corporation which, as a result of the completion of the transaction causing a Change in Control of the Company will become an Affiliate); provided however,

(II)   There shall not be taken into account any amounts or benefits which the Executive shall have effectively waived in writing prior to the receipt or enjoyment of such payment or benefit. The Severance Amount shall be paid at the option of Executive either (x) in a lump sum, (y) in monthly installments over a period equal to the remaining Employment Period as of the Termination Date, or (z) in monthly installments pursuant to subsection (y) but with the unpaid balance payable as a lump sum payable upon request from Executive.

   (iv)   The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of successfully enforcing any right or benefit provided to Executive by this Agreement.

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   (v)   The Company shall maintain in full force and effect for Executive's continued benefit until the earlier of (a) three years after the Termination Date or (b) Executive's commencement of employment with a new employer, any medical insurance plans or medical insurance arrangements in which Executive and his dependents were entitled to participate upon the Termination Date, provided that Executive's continued participation is possible under the general terms and provisions of such plans or arrangements. In the event that Executive's participation in any such plans or arrangements is barred, the Company shall arrange to provide Executive and his dependents with benefits substantially similar to those which Executive is entitled to receive under such plans or arrangements. Should the medical insurance plans or arrangements provided by Executive's new employer not entitle Executive or Executive's dependents (a) to any coverage during an initial qualification period or (b) to coverage for any condition which is considered a pre-existing condition under the new employer's plan and which was covered under the Company's medical insurance plans or arrangements at the Termination Date, then notwithstanding Executive's employment, the Company shall continue to provide medical benefits as stated above in this Section 5(v) during such qualification period (if clause (a) of this sentence is applicable) and at least for such pre-existing condition (if clause (b) of this sentence is applicable).

(vi)   All conditions and/or contingencies to which any options (and any form of right to acquire any form of equity interest in the Company) which have been granted by the Company to Executive, including without limitation pursuant to the Company's 1997 Long-Term Incentive Plan and the Stock Option Plan of 2000 shall terminate or be deemed to have been satisfied as of the Termination Date, such that as of the Termination Date Executive shall be deemed to be fully vested in all such options or rights.

(vii)   All unfulfilled period of service and any other vesting requirements under the Company's Supplemental Executive Retirement Plan or successor plan thereto shall be deemed to have been satisfied as of the Termination Date, such that as of the Termination Date Executive shall be deemed to be fully vested in all such rights, provided however, that the benefit level to be provided to such Executive shall be deemed to have been frozen at the level at which such benefit was then accrued with respect to Executive.

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6.   Excess Parachute Payment. In the event it should be determined, notwithstanding the parties' intentions and the reduction of the Severance Amount pursuant to Section 5(iii) of this Agreement, that the payments and benefits to Executive provided for in Section 5 or any part hereof constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, and would be subject to an excise tax pursuant to Code §  4999, Executive shall be entitled to receive additional payments from the Company in an amount equal to that gross amount which when all additional income or excise taxes payable by Executive by reason of the imposition of such excise tax pursuant to Code § 4999 are deducted therefrom is equal to the net amount which Executive was intended to receive pursuant to Section 5 of this Agreement.

7.   Other Employment. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 5 by seeking other employment or otherwise. The amount of any such payment or benefit shall not be reduced by any compensation earned or benefit received by Executive as the result of other employment.

8.   Successors: Binding Agreement.

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   (i)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any person or group (as these terms are defined in or for the purposes of Section 13(d) of the Exchange Act, as in effect on the date hereof acquiring a controlling portion of the Company's stock, excluding a Management Acquisition, to agree to expressly assume the obligation of the Company to perform this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor or such person or group. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to benefits as set forth above in Sections 4 and 5. Further, if the Company fails to obtain such agreement upon or prior to the effectiveness of any such succession, the Company shall place in trust or escrow, with an independent third party as trustee or escrow agent, for the benefit of Executive cash in an amount equal to the total of the following: the maximum amounts which are or may become payable to Executive by reason of Section 5(i), (ii) and (iii). This amount shall not be discounted to any present value. All or any portion of such amount held in trust or escrow shall be paid to Executive at the times required by Section 5 hereof, and any remaining balance shall be returned to the Company only after there are no obligations of the Company under Section 5 that may be required to be performed in the future.

   (ii)   This Agreement is personal to Executive and Executive may not assign or transfer any part of Executive's rights or duties hereunder, or any compensation due to Executive hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

9.   Modification: Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by the Company. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

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10.   Arbitration of Disputes.

   (i)   Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

   (ii)   The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA").

   (iii)   The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who has had substantial experience in mergers and acquisitions. The Company shall pay all of the fees, if any, and expenses of such arbitrator.

   (iv)   The arbitration shall be conducted in the Detroit, Michigan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

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   (v)   At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

   (vi)   Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

   (vii)       Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

11.   Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to the Company, to:

   Chairman of the Board of Directors
   SEMCO Energy, Inc.
   28470 13 Mile Road
   Farmington Hills, Michigan 48334

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If to Executive, to:

Either party hereto may change its address for purposes of this Section 11 by giving fifteen (15) days' prior notice to the other party hereto.

12.   Severability. If any term or provision of this Agreement or the application hereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.   Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

14.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

15.   Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to the conflicts of laws principles of such state.

16.   Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll-related or withholding taxes.

17.   Entire Agreement. This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SEMCO ENERGY, INC.

(Executive Signature) Typed Name:	Name Title

DETROIT 15245-1 770155v04

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